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                                                                      EXHIBIT 12

                    STATEMENT REGARDING COMPUTATION OF RATIOS

                      GLOBALSTAR TELECOMMUNICATIONS LIMITED
                       RATIO OF EARNINGS TO FIXED CHARGES
                          (In thousands, except ratios)

                                                                        YEARS ENDED DECEMBER 31,
                                                             ---------------------------------------------
                                                                2000             1999             1998
                                                             -----------      -----------      -----------
Earnings:
  Net loss .............................................     $(2,029,123)     $   (32,151)     $   (50,561)
     Add:
       Equity in loss applicable to ordinary partnership
          interests of Globalstar, L.P. ................       1,667,761           81,861           50,561
      Equity in loss applicable to preferred partnership
          Interests of Globalstar, L.P. ................         356,944
      Amortization of excess carrying value in
          Globalstar, L.P. .............................          31,840
       Interest expense ................................                            2,510           22,197
                                                             -----------      -----------      -----------
Earnings available to cover fixed charges(1) ...........     $    27,422      $    52,220      $    22,197
                                                             ===========      ===========      ===========
Fixed charges -- interest expense and preferred
  dividends ............................................     $    27,422      $    52,220      $    22,197
                                                             ===========      ===========      ===========
Ratio of earnings to fixed charges .....................              1x               1x               1x
                                                             ===========      ===========      ===========

----------
(1) The earnings of GTL available to cover fixed charges, consist solely of dividends from Globalstar, L.P. on the redeemable preferred partnership interests held by GTL.






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                                GLOBALSTAR, L.P.

                  DEFICIENCY OF EARNINGS TO COVER FIXED CHARGES
                                 (IN THOUSANDS)

                                                             YEARS ENDED DECEMBER 31,
                                                  ---------------------------------------------
                                                     2000             1999             1998
                                                  -----------      -----------      -----------
Net loss ....................................     $(3,785,671)     $  (180,364)     $  (129,543)
Dividends on redeemable preferred partnership
  interests .................................         (30,730)         (52,220)         (22,197)
Capitalized interest ........................          (8,132)        (233,785)        (178,735)
                                                  -----------      -----------      -----------
Deficiency of earnings to cover fixed charges     $(3,824,533)     $  (466,369)     $  (330,475)
                                                  ===========      ===========      ===========